May 4, 2007

Dear Shareholders:

As I communicated in the Chairman’s Message in this year’s Annual Report, significant changes in our operations and business strategy are underway. Hard decisions had to be made: do we continue to aggressively grow the Company and expand our branch footprint, or do we focus on improving earnings and maximizing value? Although the answer was clear, the impact on earnings as reflected in the first quarter results, were less than palatable. Net earnings for the first quarter were $160,000, down 86% from the $1,151,000 in earnings for the first quarter of 2006. On a per share basis, first quarter earnings were $.02 per basic and diluted share, compared to $.14 per basic and $.13 per diluted share for the first quarter of 2006.

Our first quarter efforts were spent on putting the necessary parts in place to maximize the value of our franchise, including hiring key management and support personnel, adjusting our organizational structure and increasing the effectiveness of our products, services and systems. Intensified product and cross-sale training was initiated to ensure that all levels of the Company are ready to operate within our new sales culture. Everyone within the Company has been challenged and empowered to contribute to the successful completion of our business strategy of developing a value-driven community bank.

As you can imagine, additional fine tuning will have to be done in the second quarter as we continue with the execution phase of our plans. Fiscal results during this period will continue to be impacted as we approach the third quarter, which is when we expect to unveil a new comprehensive marketing program to enhance our ability to build banking relationships in our market. Having said this, I am pleased to report that we have made significant progress in each area of our operations.

On the deposit side, we have:

•	Tripled the number of new transaction accounts from the same period last year; and
•	Directed our production personnel to focus on multiple account relationships, not limiting sales efforts to one product.

On the organizational side, we have:

•	Restructured our Credit Department to provide more analytical and administrative support for our lenders to develop new business.
•	Directed production personnel to report to a sales manager who establishes, tracks, and reports weekly goals and results.

On the sales culture side:

•	Team building with employees at all levels has begun; and
•	Weekly sales meetings are held with branch personnel and commercial loan originators to measure and promote our production goals.

May 4, 2007

While we are excited about our first quarter progress, it has also been very challenging with the increase in non-performing assets, coupled with the margin compression from the inverted yield curve and the increase in operating expenses associated with our franchise development. We have reviewed our loan portfolio, and are aggressively pursuing resolution of our non-performing assets. The increase in non-performing assets during the first quarter of 2007 was primarily in two large loans, one commercial and one residential. Both of these loans are real estate related, well secured and we expect a full recovery of interest and principle.

With regard to the rest of the commercial portfolio, knowing that we are in a softer real estate market, we have taken an aggressive oversight role, staying in contact with borrowers to avoid deterioration in the loan portfolio’s performance. As a result, at March 31, 2007, there were no other commercial loan delinquencies. Concerning our residential loan portfolio, while we are seeing some higher than usual delinquencies, we believe that the portfolio is sound and, as mentioned in prior correspondence, we have not made sub-prime, negative amortizing or payment option ARM loans.

At March 31, 2007, Federal Trust’s total assets were $707 million, a decrease of $37 million, or 5% from March 31, 2006. Shareholders’ equity at the end of the first quarter of 2007 was $54.7 million, up 21% from the first quarter of 2006. The book value per share was $5.85 at March 31, 2007, compared to $5.45 at the end of March, 2006.

While the near term financial projections are not positive, I hope I have been able to convey to you that value is being created on a day-by-day basis and that the necessary restructuring is being implemented to attain the financial results that are expected.

Sincerely,

James V. Suskiewich
Chairman of the Board